Exhibit 99.1

German Federal Patent Court Rules for Baldwin in Dispute with technotrans

    SHELTON, Conn.--(BUSINESS WIRE)--July 23, 2004--On July 21st 2004, the Federal Patent Court in Munich, Germany, upheld the validity of Baldwin Germany GmbH's cooling combination patent (European Patent 0602312B1), which was the subject of a revocation action brought by technotrans AG.
    This ruling by the Federal Patent Court follows the decision rendered by the Duesseldorf Higher Regional Court (OLG) in 2002, which had ruled that technotrans AG had infringed Baldwin's patent with the FKT-C combination devices sold by technotrans through November 2002. This decision was appealed to the Federal Supreme Court (BGH), which has not yet reached a decision on the appeal. That Court had indicated that it would await the outcome of the revocation action brought by technotrans concerning the patent's invalidity in the Federal Patent Court in Munich. On July 21, 2004, this revocation action was rejected by the Federal Patent Court in Munich. This ruling can be also be appealed to the Federal Supreme Court.
    The effectiveness of the patent has thus provisionally been confirmed, and Baldwin will now examine a claim for damages based on the patent infringement.
    As a technology innovator, Baldwin has a number of cooling combination patents that form the technical backbone of the multifunctional Baldwin CombiLiner systems. In addition to cooling and circulating the fountain solution for offset printing, these models also supply the cooling water for controlling the temperature of inking units in offset presses.
    Baldwin Technology Company, Inc. (BLD on the American Stock Exchange) is the leading international manufacturer of press accessory and controls for the commercial and newspaper printing industries.

    CONTACT: Baldwin Technology Company, Inc., Shelton
             Helen Oster, 203-402-1004